Exhibit 10

RETIREMENT AGREEMENT

AND

MUTUAL RELEASE OF ALL CLAIMS

THIS RETIREMENT AGREEMENT AND MUTUAL RELEASE OF ALL CLAIMS (the “Agreement”) is entered into between Bruce R. DeBolt (“DeBolt”) and Northwest Natural Gas Company dba NW Natural (the “Company”) on the dates acknowledged below in order to provide for an orderly and mutually satisfactory transfer of responsibilities, for internal and external communications, and for separation from employment. This is a negotiated agreement establishing the terms and conditions of DeBolt’s retirement and separation from employment with the Company and it terminates, extinguishes and supersedes the benefits, terms and conditions of employment between DeBolt and the Company except to the extent prohibited by law.

1.	Meaning of Terms.

(a)	As used in this Agreement, the “Company” shall mean Northwest Natural Gas Company dba NW Natural, its past, present and future parents, subsidiaries and current or former related entities, and all of its and their past, present, and future officers, directors, agents, successors and assigns.

(b)	As used in this Agreement, “DeBolt” shall mean Bruce R. DeBolt.

(c)	As used in this Agreement, “Retirement Date” shall mean the close of business September 30, 2004.

(d)	As used in this Agreement, “Resignation Date” shall mean August 10, 2004.

2.	Consideration.

The parties acknowledge that this Agreement is entered into in consideration of the mutual promises and covenants herein. DeBolt acknowledges that it is supported by consideration over and above any separation or other benefits due him as a result of his employment with the Company. DeBolt also acknowledges that, except as provided for in this Agreement and any terms incorporated into this Agreement, he has no right to any employment related benefits including salary, vacation, banked vacation, compensation, benefits and perquisites of whatever kind, and that the payments made under this Agreement fully satisfy any wages or other payments due to him.

3.	Resignation as Officer.

Effective on the Resignation Date, DeBolt will resign as an officer of the Company. DeBolt acknowledges that he has been and is subject to certain laws governing trading by corporate insiders, and will engage in no trading activities in violation of those laws.

Nothing herein shall affect any right DeBolt may have to indemnification for acts as an officer of the Company available to him under federal or Oregon law, the Company’s bylaws, and/or Company acquired liability coverage for directors and officers to the extent that coverage was in place at the time this Agreement is signed.

4.	Retirement.

Effective August 10, 2004 and continuing to the close of business September 30, 2004, DeBolt will be employed by the Company, but will not be an Officer of the Company. Effective the close of business September 30, 2004 DeBolt’s employment with the Company will end with his retirement. DeBolt acknowledges that the employment relationship with the Company will then be permanently and irrevocably severed, that his entitlement to any employment related benefits will then cease, except as expressly granted by the terms of this Agreement and the applicable plans for post-employment and retirement benefits which are vested or to which DeBolt is entitled by virtue of this Agreement. He acknowledges that the Company has no obligation, contractual or otherwise, to rehire or re-employ him in the future. He waives any right to reinstatement or re-employment with the Company. Except as provided in this Agreement, DeBolt’s compensation, rights (if any) to any bonus payments, incentive awards, restricted stock and any accrual of additional, unvested benefits under the Company’s benefit programs including but not limited to 401k, executive deferred compensation plan, ESRIP, employee stock purchase plans, stock option programs, life and disability insurance, auto and other expense allowances cease upon termination of employment. DeBolt shall, however, retain all vested rights in any and all benefit plans or programs to the extent those rights vested before the Retirement Date, subject to the terms of the applicable plans.

5.	Use of Accrued Vacation.

During the period August 10, 2004 through September 30, 2004 DeBolt will use, and thereby be compensated for, as much of his accrued paid vacation as is practicable, unless required to perform duties related to the transition of his former job responsibilities. Any unused accrued vacation will be paid as soon as practicable following the Retirement Date.

6.	Equipment.

DeBolt may retain his Company provided chair.

7.	Compensation.

A. In consideration for his future services to the Company, effective the Retirement Date, DeBolt shall be provided an enhanced supplemental retirement benefit calculated so that the present value of the benefit is $280,000 as of Oct. 1, 2004 assuming a 6.25% discount rate and the UP 84(+1) mortality table. The benefit shall be payable as a 50% Joint and Survivor annuity resulting in a benefit of $1922.57 per month payable to

DeBolt and his spouse for their joint lives, subject to applicable tax withholding, commencing on October 1, 2004. DeBolt acknowledges that the employee portion of FICA Medicare tax with respect to the enhanced supplemental retirement benefit becomes payable with respect to the entire present value of the benefit ($280,000) on the Retirement Date, and that such tax will be withheld by the Company from other compensation owed to him on or after the Retirement Date. DeBolt’s rights under this Paragraph 7.A are personal to him (and his spouse, if she survives him) and may not be assigned, alienated, pledged, encumbered, or subjected to the claims of Debolt’s creditors in any way. The enhanced supplemental retirement benefit shall constitute a pension plan that is exempt from most requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”) as a plan maintained for the purpose of providing deferred compensation to a select highly compensated employee. Such plan shall be administered by Company’s Corporate Secretary, who shall process any claim for benefits in accordance with the requirements of Section 503 of ERISA and regulations issued thereunder.

B. In consideration for his future services to the Company, DeBolt shall be paid a total of $100,000 (as a social security deduction offset) payable in equal monthly installments of $1666.67 commencing January 2005 and continuing for a period of sixty months.

C. In consideration of this Agreement DeBolt shall be paid $86,000 on January 15, 2005 and $81,000 on July 31, 2005 provided that he has satisfactorily completed the transfer of his duties and responsibilities by the Resignation Date in all material respects (collectively, the “Transition Duties”) and has complied in all material respects with all other terms and conditions of this Agreement (including but not limited to Paragraphs 10-13). The Company and DeBolt have developed a list of actions necessary for DeBolt to transfer his duties and responsibilities. If further actions are required, the Company will notify DeBolt in writing. If the Company believes that DeBolt is not satisfactorily completing or has breached his Transition Duties, the Company will notify DeBolt in writing, provide a reasonable description of the claimed deficiencies or breach, and, if the matter is capable of being cured, provide DeBolt with a reasonable opportunity to cure such deficiencies or breach. Subject to the foregoing, the final determination of whether DeBolt has satisfactorily completed or complied with his Transition Duties, or cured any deficiency or breach, shall be in the Company’s sole discretion and shall be subject to the provisions of Paragraph 21 (Resolution of Disputes) only to the extent of whether the Company’s decision was an abuse of its discretion.

D. In consideration of this Agreement, the Company shall purchase post-employment transition assistance services for DeBolt at a mutually agreed upon service provider in an amount not to exceed $15,000, with payments to be made directly to the service provider, and provided that DeBolt shall commence these services no later than December 1, 2004.

8.	Stock.

A. DeBolt has been the recipient from time to time of grants of stock options. Nothing in this Agreement is intended to affect any rights he may have, or in any way alter the rights and obligations specified in the option agreements and plan.

B. In consideration of this Agreement, DeBolt waives, forfeits and foregoes any rights he may have had to benefits or to future rights which are or may have accrued to him pursuant to the Long Term Incentive Plan, to any Long Term Incentive Plan Agreements, and to the August 1, 2001 Restricted Stock Retention Agreement or any similar Agreement granting any retention incentive.

9.	Benefit Plans.

DeBolt’s entitlement to any other benefits afforded by any Company benefit plans including, without limitation, employee stock purchase plans, executive supplemental retirement, and executive deferred compensation are governed solely by their applicable plans and policies.

10.	Cooperation.

A. The parties recognize that DeBolt may have specialized information and knowledge that is or may be important to the Company in the event it is involved in disputes, claims or litigation, or may have been involved in incidents or events which relate to disputes, claims or litigation. For the twelve months following the Retirement Date, DeBolt agrees that he will make himself reasonably available to consult or assist the Company in any such matters. The Company will make a good faith effort to schedule events requiring DeBolt’s cooperation at times that do not interfere with DeBolt’s vacation plans or other scheduled activities. Any such request will be made and scheduled through Mark S. Dodson. The Company will reimburse any reasonable out-of-pocket expenses DeBolt incurs. Time devoted to such cooperation after September 30, 2005 shall be compensated at the rate of $100 per hour.

B. For a period of twelve (12) months from the Retirement Date DeBolt shall provide future services in the form of advice and consultation relative to the Company’s reporting processes and procedures.

11.	Non-disparagement and Public Communication.

(a)	DeBolt will not make statements that disparage or malign the reputation or abilities of the Company as it is defined in this Agreement.

(b)	The Company will not make statements that disparage or malign the reputation or abilities of DeBolt.

(c)	Neither party shall be in breach of this provision as a result of giving truthful testimony in a matter in which the Company is a party or related to a party.

(d)	The parties agree that in publicly discussing DeBolt’s separation (other than through the Company’s formal press release) they will use their best efforts to conform all information communicated to the general public and within the Company to the following only: that DeBolt has worked hard, been devoted to advancing the company through a wide variety of responsibilities, and that on a personal level the timing is right for taking time for himself and his family.

12.	Non-solicitation.

DeBolt will not, for a period of 24 months from the Retirement Date, directly or indirectly, solicit, divert or hire away (or attempt to do so) any employee of the Company, nor shall he directly or indirectly encourage any employee of the Company to leave the Company’s employ. This shall apply to any employee of the Company, whether full-time or temporary employee, whether such employment is pursuant to a written or oral agreement, and whether such employment is for a determined period or is at will.

13.	Confidentiality.

(a)	DeBolt agrees that he will not disclose, disseminate, or publicize, or cause or permit to be disclosed, disseminated, or publicized: (i) Confidential or proprietary information including business and strategic plans, financial planning and details, payroll and personnel information, and other business information to which DeBolt had access as an officer of the Company and was under an obligation to keep confidential; and (ii) any of the terms of this Agreement. For purposes of this Agreement, information is not confidential or proprietary if it is available to the public for reasons unrelated to a breach by DeBolt, if it is non-Company information known by DeBolt before his employment by Company, or if it was provided to him by a source unrelated to Company and not obtained from Company by any person through a wrongful act.

(b)	These obligations are subject to the following exceptions only (i) to the extent necessary to represent the Company’s interests in claims or litigation where the Company authorizes disclosure; (ii) to the extent necessary to report income to appropriate taxing authorities; (iii) in response to an order or subpoena of a court or governmental agency of competent jurisdiction, provided, however, that notice of receipt of such order or subpoena shall be immediately communicated to the Company telephonically and in writing, so that the Company shall have an opportunity to intervene and assert what rights it has to nondisclosure prior to DeBolt’s response to such order or subpoena; (iv) to the extent necessary to enforce this Agreement. DeBolt may also disclose the terms of this Agreement to his lawyers, accountants and financial advisers, and as required to lenders or lending institutions for consideration in applications for loans or credit provided any person to whom the information is disclosed shall also be bound by this confidentiality provision.

(c)	The Company agrees that, except on a business need-to-know basis, it will not disclose, disseminate or publicize, or cause or permit to be disclosed, disseminated or publicized, any of the terms of this Agreement. These obligations are subject to the following exceptions only (i) to the extent necessary to represent its interests in claims or litigation, (ii) to the extent necessary to comply with government reporting obligations or necessary communications with government entities, including but not limited to the company’s proxy statements where required, (iii) in response to an order or subpoena of a court or governmental agency of competent jurisdiction, provided, however, that notice of receipt of such order or subpoena shall be immediately communicated to DeBolt telephonically and in writing so that DeBolt shall have an opportunity to intervene and assert what rights he has to nondisclosure prior to the Company’s response to such order or subpoena; (iv) to the extent necessary to enforce this Agreement; (v) to the extent required by public filing obligations of any law.

(d)	DeBolt’s obligation to keep the terms of this Agreement confidential as described in this Agreement shall continue notwithstanding that the Company has complied with any requirement for public filing under any law including but not limited with the SEC.

14.	Releases.

(a)	DeBolt hereby waives any legal rights and releases and forever discharges the Company from any and all liability, demands, claims, suits, actions, charges, damages, judgments, levies or executions, whether known or unknown, liquidated, fixed, contingent, direct or indirect, which have been, could have been or could be raised against the Company which relate in any way to DeBolt’s employment by the Company or termination of that employment, except to the extent waiver or release is specifically prohibited by law, except claims for indemnity arising from DeBolt’s employment by the Company, and except for his right to enforce this Agreement according to its terms (including enforcement of rights under any benefit plans that survive DeBolt’s separation from employment). This is a full and final waiver and release of all such claims which he has or may have against the Company, specifically including but not limited to all claims for relief or remedy of any type under any state or federal laws, including but not limited to claims based upon Title VII of the Civil Rights Act of 1964, the Post-Civil War Civil Rights Acts, the Civil Rights Act of 1991, the Equal Pay Act, the Age Discrimination in Employment Act, The Older Workers Benefit Protection Act, the Workers Adjustment and Retraining Notification Act, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Vietnam Era Veterans Readjustment Assistance Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act (except to the extent of claims related to vested benefits in qualified plans), Executive Order 11246, as amended, the civil rights, employment and labor laws of any state or the United States, all as amended, and any regulations under such authorities; including but not limited to claims based on alleged breach of employment contract or any other tort, contract or other common law theories; and including but not limited to any claims for additional compensation, back pay or benefits of any type (except in accordance with the terms of the Agreement); and including but not limited to any claim for attorney fees or costs, for reinstatement to active employment or reemployment (except to the extent specifically prohibited by law), or for compensatory or punitive damages under any applicable statutes or common law theories.

(b)	The Company hereby waives any legal rights and releases and forever discharges DeBolt from all liability, demands, claims, suits, actions, charges, damages, judgments, levies or executions, whether known or unknown, liquidated, fixed, contingent, direct or indirect, which have been, could have been or could be raised against DeBolt which relate in any way to DeBolt’s employment by the Company or termination of that employment, except to the extent waiver or release is specifically prohibited by law and except for Company’s right to enforce the Agreement according to its terms.

15.	Acknowledgements.

A. DeBolt acknowledges that the payments made to the date of this Agreement, and payments identified in this Agreement represent payment of all compensation owing to him by virtue of his employment, and further include sums in addition.

B. Each party acknowledges that the parties have made certain assumptions and characterizations regarding the ultimate tax effects of this Agreement and that no party has relied upon any statement made by any other party concerning such tax effects. No party warrants any particular tax consequences arising out of this Agreement and, to the extent the ultimate tax effects of the Agreement might differ from that contemplated by the parties, that fact shall have no effect upon the finality of this Agreement.

16.	No further claims.

The parties promise that they will not prosecute, maintain or institute any action, suit, administrative charge or complaint, or proceeding of any kind or nature whatsoever against the other for any reason arising out of DeBolt’s employment or the termination of his employment, except to enforce the Agreement according to its terms.

17.	Compliance with Older Workers Benefit Protection Act of 1990.

This Agreement is subject to the terms of the Older Workers Benefit Protection Act of 1990 (“OWBPA”). The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act (“ADEA”) unless the waiver is knowing and voluntary. Pursuant to the terms of the OWBPA, DeBolt acknowledges and agrees that he has executed this Agreement voluntarily, and with full knowledge of its consequences. In addition, DeBolt hereby acknowledges and agrees as follows:

a. This Agreement has been written in a manner that is calculated to be understood, and is understood, by DeBolt;

b. The release provisions of this Agreement apply to any rights DeBolt may have under the ADEA;

c. The release provisions of this Agreement do not apply to any rights or claims DeBolt may have under the ADEA that arise after the date he executes this Agreement;

d. The Company hereby advises DeBolt to consult with an attorney prior to executing this Agreement;

e. The Company is giving DeBolt a period of twenty-one (21) days to consider this Agreement. DeBolt may accept and sign this Agreement before the expiration of the twenty-one (21) day time-period, but he is not required to do so by the Company; and

f. For a period of seven (7) days following the signing of this Agreement, DeBolt may revoke this Agreement in its entirety. DeBolt will provide written notice of any such revocation to the Company. This Agreement shall become effective on the eighth day after DeBolt signs it, if it has not been revoked during the revocation period.

18.	Integration.

This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective executors, administrators, heirs, personal representatives and successors, and assigns. The Parties agree that this Agreement (together with the documents incorporated by reference or otherwise identified) states the entire agreement of the Parties and supersedes all prior and contemporaneous negotiations and agreements, oral or written. Each Party expressly acknowledges that the other Party did not, directly or indirectly, make any promises, representations, or warranties whatsoever, express or implied, other than those contained in this Agreement. The Parties further agree that this Agreement may be amended only by a subsequent writing signed by both of the Parties.

19.	Severability and Governing Law.

The Parties agree that any provision of this Agreement that is held to be illegal, invalid, or unenforceable under present or future laws shall be fully severable. The Parties further agree that this Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been a part of this Agreement and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, a provision as similar to the illegal, invalid, or unenforceable provision as is possible and legal, valid, and enforceable shall be automatically added to this Agreement in lieu of the illegal, invalid, or unenforceable provision. The Parties also agree that Oregon law shall govern the validity and enforceability of this Agreement.

20.	No Admission.

The Parties agree that, by entering into this Agreement, neither party admits, and specifically denies, any violation of any local, state, or federal law, common or statutory. The Parties recognize that this Agreement has been entered into in order to achieve an orderly separation and nothing contained herein shall be construed to be an admission of liability or a concession of any kind.

21.	Resolution of disputes.

Any dispute between the Parties concerning the interpretation, application, or claimed breach of this Agreement shall be submitted to binding, confidential arbitration in Portland, Oregon. Such arbitration shall be conducted pursuant to the rules of the American Arbitration Association governing employment disputes, before an arbitrator licensed to practice law in Oregon and familiar with employment law disputes. Prior to submitting the matter to arbitration, the parties shall first attempt to resolve the matter by the claimant notifying the other party in writing of the claim; by giving the other party the opportunity to respond in writing to the claim within ten (10) days of receipt of the claim; and by giving the other party the opportunity to meet and confer. If the matter is not resolved in this manner, the dispute may then proceed to arbitration at the request of either party. The parties shall bear equally the arbitrator’s fees and expenses, as well as the administrative costs, if any, assessed by the American Arbitration Association. The prevailing party in any such proceeding shall be entitled to recover costs, expenses, and attorney’s fees incurred as a result of such arbitration or as awarded by the arbitrator. Should any party institute any court action against the other with respect to any claim released by this Agreement, or pursue any arbitrable dispute by any method other than arbitration as provided for in this paragraph, the responding party shall be entitled to recover from the initiating party all damages, costs, expenses, and attorney’s fees incurred as a result of such action. Notwithstanding anything in this Paragraph 21, however, this proceeding shall be available to challenge the Company’s determination made pursuant to Paragraphs 7 C only to determine whether the Company abused its discretion.

DEBOLT HAS READ THE FOREGOING AND UNDERSTANDS THE EFFECT OF THIS AGREEMENT. HE ACKNOWLEDGES HE IS RELEASING LEGAL RIGHTS.

/s/ Bruce R. DeBolt
June 25, 2004
(date)

Northwest Natural Gas Company

By:	/s/ Mark S. Dodson
June 25, 2004
(date)

WAIVER OF 21-DAY REVIEW

I, Bruce. R. DeBolt, understand that I may take up to 21 days from receipt of the Settlement Agreement and Mutual Release of All Claims to review the document and determine whether to accept it. I hereby knowingly and voluntarily waive the 21-day review provision of the Agreement. I acknowledge and understand that this Waiver is part of the Settlement Agreement and Release of All Claims between myself and COMPANY, as such includes all rights and claims arising prior to or on the effective date of the Settlement Agreement and Release, including, but not limited to, the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, and any public policies of the State of Oregon.

I have consulted with my attorney prior to executing this Waiver and the Settlement Agreement Release of All Claims, and I acknowledge that I fully understand the terms of this Waiver and the Agreement. I have not been compelled into signing it by anyone associated with COMPANY, and have entered into the Agreement and Waiver voluntarily and of my own free will.

June 25, 2004	/s/ Bruce R. DeBolt
Date	Bruce R. DeBolt